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                                                                    Exhibit 99.1


                       Pennaco Increases Gas Production

     DENVER, COLORADO -- Monday October 11, 1999 -- Pennaco Energy, Inc. (Amex:
PN) today announced that its net working interest gas production has increased to 21 MMcf per day from approximately 100 producing wells located in the South Gillette Area in the Company's Powder River Basin Coal Bed Methane (CBM) Project in Wyoming. The Company's production has increased from the previously reported 11 MMcf per day due to the opening of KN Energy's Coal Seam Booster Compressor Station in the South Gillette Area. The Coal Seam Booster moves gas to the Thunder Creek Gas Pipeline, which also recently opened. The Company has over 200 additional completed wells in the South Gillette Area which are awaiting the opening of Bear Paw Energy's Antelope Valley Compressor Station, expected November 1, 1999. The Antelope Valley Compressor Station, which connects to the Fort Union Gas Gathering Pipeline, has up to 80 MMcf per day of takeaway capacity. On September 1, 1999, the Fort Union Gas Gathering Pipeline, a 450 MMcf per day pipeline project, became operational, as did the Thunder Creek Gas Services Pipeline, also a 450 MMcf per day pipeline project.

     Pennaco Energy, Inc. is an exploration and production company headquartered in Denver, Colorado. The Company is completely focused on the development and production of natural gas from coal bed methane properties in the Powder River Basin of northeastern Wyoming and southeastern Montana. Pennaco is one of the largest leaseholders in the play with approximately 335,000 net acres. This lease position includes approximately 281,000 net acres held by Pennaco in its previously announced joint venture with CMS Oil and Gas Company, a wholly owned subsidiary of CMS Energy Corporation (NYSE: CMS).

     This release contains forward-looking statements regarding future plans and expected performance based on assumptions believed to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, fluctuations in the price of natural gas, the success rate of drilling efforts, the timeliness of development, pipeline and gathering construction activities, as well as other risk factors described from time to time in the Company's disclosure and offering documents filed with the SEC.